Exhibit 10.9

CERTIFICATE OF DESIGNATIONS OF

SERIES A REDEEMABLE PREFERRED STOCK,

PAR VALUE $0.0001 PER SHARE,

OF

PRIDE MIDCO, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board”) of Pride Midco, Inc., a Delaware corporation (hereinafter called the “Corporation”), creating a series of preferred stock with the designations, powers, preferences and other rights, and the qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under the Corporation’s Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED: That, pursuant to authority conferred upon the Board by the Certificate of Incorporation of the Corporation, the Board hereby creates as a series of preferred stock and authorizes for issuance 200,000 shares of Series A Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation and hereby fixes the designations, powers, preferences and other rights, and the qualifications, limitations or restrictions thereof, of such shares, as follows:

SECTION 1 Designation. The shares of such series shall be designated “Series A Redeemable Preferred Stock,” and the number of shares constituting such series shall initially be 200,000 (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board and, in the case of an increase, the approval by the Holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, voting together as a separate class (the “Holder Majority”); provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such series then outstanding.

SECTION 2 Ranking. The Series A Preferred Stock shall, with respect to dividend, distribution and redemption rights and rights upon liquidation, winding-up and dissolution, rank senior to the common stock of the Corporation, par value $0.01 per share, and to each other class or series of Equity Interests of the Corporation (whether issued on, prior to or following the Issue Date), the terms of which do not expressly provide that such class or series ranks on a parity basis with, or senior to, the Series A Preferred Stock, with respect to dividend, distribution or redemption rights and/or rights upon liquidation, winding-up or dissolution (such common stock and such other class or series of Equity Interests being referred to hereinafter, collectively, as “Junior Stock”).

The Series A Preferred Stock shall, with respect to dividend, distribution and redemption rights and rights upon liquidation, winding-up and dissolution and in each case without limiting Section 5 below, rank (a) equally with each other class or series of Equity Interests of the Corporation (whether issued on, prior to or following the Issue Date), the terms of which expressly provide that such class or series shall rank on a parity basis with the Series A Preferred

Stock with respect to dividend, distribution or redemption rights and/or rights upon liquidation, winding-up or dissolution (“Parity Stock”); and (b) junior to each other class or series of Equity Interests of the Corporation (whether issued on, prior to or following the Issue Date), the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock with respect to dividend, distribution and redemption rights and rights upon liquidation, winding-up and dissolution (“Senior Stock”).

Notwithstanding any other provision of this Certificate of Designations, including any other terms of this Section 2, the making of any Restricted Payment that is permitted by Section 9 (including, to the extent permitted under Section 9, any dividend, distribution or redemption of Junior Stock) shall not be permissible during the continuing nonpayment of any accrued Dividends on the Series A Preferred Stock required to be paid in cash (including in respect of any prior Dividend Payment Period); provided that the foregoing shall not restrict the making of any Restricted Payment that is permitted by Sections 9(a).

SECTION 3 Dividends.

(a) Each Holder shall be entitled to receive dividends per share of Series A Preferred Stock held by such Holder (“Dividends”) at a rate per annum (computed as a percentage of the sum of (x) the Liquidation Preference and (y) without duplication, all accrued and unpaid Dividends on such Series A Preferred Stock for all prior Dividend Payment Periods (as defined below)) equal to the Prevailing Dividend Rate (as defined below). Dividends shall be cumulative and payable in the manner set forth in Section 3(c) whether or not declared by the Board and whether or not there are profits or surplus therefor, and before any dividends shall be declared, set aside for or paid upon the Junior Stock (subject to the final paragraph of Section 2). For purposes hereof, the term “Liquidation Preference” shall mean $1,000.00 per share of Series A Preferred Stock (the “Initial Liquidation Preference”), adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock, and subject to increase as provided in clauses (c) and (e) of this Section 3.

(b) Dividends, whether or not declared, shall begin to accrue daily and be cumulative from and including the Issue Date at the Prevailing Dividend Rate. Dividends shall be payable (or shall compound as provided in this Certificate of Designations) quarterly in arrears, whether or not such dividends have been declared and whether or not there are profits or surplus available for the payment of dividends, on March 31, June 30, September 30 and December 31 of each year for the quarterly period ended on such date (unless any such day is not a Business Day and the applicable Dividend (or portion thereof) is to be paid in cash, in which event such Dividends shall be payable on the next succeeding Business Day, with additional accrual to the actual payment date), commencing on December 31, 2018 (each such payment date identified above being a “Dividend Payment Date”; and the period from and including the Issue Date to the first Dividend Payment Date (and each such quarterly period thereafter beginning on and including the applicable Dividend Payment Date to the immediately following Dividend Payment Date) are each referred to herein as a “Dividend Payment Period”). The amount of Dividends payable on the Series A Preferred Stock for any period shall be computed on the basis of a 360-day year and the actual number of days elapsed.

(c) From the Issue Date to the second anniversary of the Issue Date, on each Dividend Payment Date, either the Corporation shall pay Dividends in cash on the applicable Dividend Payment Date or such Dividends shall accrue and be added to the then-prevailing Liquidation Preference. From the day after the second anniversary of the Issue Date through the third anniversary of the Issue Date, the Corporation shall, to the extent there is surplus for the payment of Dividends, pay at least 50% of the accrued Dividend for the applicable Dividend Payment Period in cash.

From the day after the third anniversary of the Issue Date, the Corporation shall, to the extent there is surplus for the payment of Dividends, pay 100% of the accrued Dividend for the applicable Dividend Payment Period in cash.

(d) If on any applicable Dividend Payment Date, the Corporation is required to pay all or a portion of the accrued dividend for the applicable Dividend Payment Period in cash and the Corporation does not have surplus for the payment in cash of such dividend or otherwise fails to pay such dividend in cash for any reason, the Corporation shall comply with the Pro Rata and Reasonable Best Efforts Requirement (as defined in Section 6(c) as if applicable to the payment of a dividend).

(e) To the extent the Corporation does not pay Dividends entirely in cash on any Dividend Payment Date for any reason, then such accrued and unpaid Dividends on each share of Series A Preferred Stock shall compound on a quarterly basis, such that the then prevailing Liquidation Preference shall increase by an amount equal to the accrued but unpaid dividends for the applicable Dividend Payment Period. Not less than 10 days prior to the applicable Dividend Payment Date, the Corporation shall notify the Holders of record as of the applicable Dividend Payment Record Date of the Corporation’s election to pay Dividends on the applicable Dividend Payment Date in cash (to the extent the Company is not required to pay Dividends in cash), or instead to cause such Dividends to increase the Liquidation Preference as described above. Without limiting the foregoing or the Corporation’s ongoing obligation to deliver such notices, in the event the Corporation fails to so deliver any such notice when and as required by this Section 3(e), then with respect to the Dividends to which such failure to deliver notice relates, the Corporation will be deemed to have elected to account for such Dividends by adding them to the Liquidation Preference with respect to each share of Series A Preferred Stock until paid in cash to the Holder thereof. In the event the Corporation has elected (or is deemed to have elected) to account for any Dividends by adding them to the Liquidation Preference with respect to each share of Series A Preferred Stock, the Transfer Agent shall promptly give by first class mail, postage prepaid, addressed to the Holders of record at their respective last addresses appearing on the stock ledger of the Corporation, a statement setting forth the aggregate amount of accrued and unpaid Dividends for all prior Dividend Payment Periods with respect to each share of Series A Preferred Stock. Each Dividend paid in cash shall be paid by wire transfer in immediately available funds to the account(s) designated by each Holder that holds shares of Series A Preferred Stock in writing given to the Corporation at least 5 days prior to the Dividend Payment Date.

(f) If on the date that is the 42-month anniversary of the Issue Date any shares of Series A Preferred Stock are outstanding, the Corporation shall pay an amount equal to 0.50% of the Initial Liquidation Preference of each of the shares of Series A Preferred Stock outstanding to the holders thereof as of such date in cash. To the extent the Corporation does not pay such amount entirely in cash on such date for any reason, then such amount on each share of Series A Preferred Stock shall be added to the Liquidation Preference for each share, such that the then prevailing Liquidation Preference shall increase by the amount set forth in in the immediately preceding sentence.

(g) Each Dividend shall be payable (i) in the case of a Dividend paid in cash on a Dividend Payment Date, to the Holders of record as they appear on the stock ledger of the Corporation at the Close of Business on the date that is 10 days prior to the applicable Dividend Payment Date, (ii) in the case of a Dividend that is initially not paid in cash and instead compounded and subsequently paid upon a payment date established by the Corporation for such purpose, to the Holders of record as they appear on the stock ledger of the Corporation the date that is 10 days prior to the applicable Dividend payment date, and (iii) in the case of a Dividend that is initially not paid in cash and instead added to the Liquidation Preference and subsequently paid pursuant to Section 4 or Section 6, to the Holders of record as they appear on the stock ledger of the Corporation at the date and time provided for in accordance with such Sections (each such record date, a “Dividend Payment Record Date”).

(h) The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the Delaware General Corporation Law) in respect of the Series A Preferred Stock and any of the Corporation’s Equity Interests shall be equal to the aggregate par value of the then outstanding shares of such Series A Preferred Stock or Equity Interests, as the case may be, and that, on or after the Issue Date, it shall not increase the capital of the Corporation with respect to any shares of the Corporation’s Equity Interests. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the Delaware General Corporation Law without the prior written consent of each Holder.

SECTION 4 Liquidation, Dissolution or Winding Up.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (each, a “Liquidation”), before any distribution or payment shall be made to, or set aside for, holders of any Junior Stock, each Holder shall be entitled to receive in full, out of the assets of the Corporation or proceeds thereof (whether capital or surplus), an amount per share of Series A Preferred Stock held by such Holder equal to the Liquidation Preference, plus the amount of accrued and unpaid Dividends thereon (to the extent not previously included in the computation of Liquidation Preference pursuant to Section 3(e)), without duplication, through the date of Liquidation.

(b) The form of any distribution or payment described in Section 4(a) shall be determined in the following order of priority: (i) first, in cash and cash equivalents; and (ii) second, if cash and cash equivalents distributed or paid to the Holders are insufficient to satisfy each Holder’s right to receive the full amount described in Section 4(a), in any other assets of the Corporation available therefor.

(c) If, in connection with any distribution or payment described in Section 4(a), the assets of the Corporation or proceeds thereof are not sufficient to pay in cash in full the amount required to be paid on the Series A Preferred Stock pursuant to Section 4(a), then such assets, or the proceeds thereof, shall be paid on a pro rata basis among the then outstanding shares of Series A Preferred Stock.

(d) For purposes of this Section 4, the Corporation’s merger, consolidation, binding share exchange or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries (on a consolidated basis), shall not constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

SECTION 5 Voting Rights; Amendment and Consent Rights.

(a) No shares of Series A Preferred Stock shall have voting rights except such as may from time to time be required by law and as set forth in this Section 5. For so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the written consent or affirmative vote (in person or by proxy) at a meeting called for that purpose, of the Holder Majority: amend, alter or change the terms of the Corporation’s certificate of incorporation (including this Certificate of Designations) or waive the compliance of any of the covenants included in the Corporation’s certificate of incorporation (including this Certificate of Designations), in each case as they relate to the Series A Preferred Stock (including relating to any powers, rights, preferences or privileges of the Series A Preferred Stock) and including, without limitation, the following matters:

(i) any waiver of or amendment to the Prevailing Dividend Rate;

(ii) any waiver or amendment to the timing or method of payment of any Dividends;

(iii) any waiver or amendment in respect of the Liquidation Preference;

(iv) any waiver or amendment to any voting percentages or the matters enumerated in clauses (i) through (viii) of this Section 5(a);

(v) any waiver or amendment affecting the ranking of the Series A Preferred Stock, including a waiver or amendment of Section 2 hereof;

(vi) any changes to Sections 6(b), (c), (d), (f) or (g);

(vii) any changes to provisions regarding pro rata sharing, waterfall or priority of payments or dividends of the Series A Preferred Stock or similar provisions; and

(viii) binding equity exchanges or reclassifications involving the Series A Preferred Stock or mergers or consolidations of the Corporation.

(b) Other than amendments to the Corporation’s certificate of incorporation (including this Certificate of Designations) made in compliance with clause (a) of this Section 5 pursuant to the written consent or affirmative vote of the Holder Majority, no fundamental amendment, modification, change or waiver shall be made to (1) organizational documents

(including the certificate of incorporation, certificate of formation, certificate of limited partnership or similar document, as applicable) of the Corporation or any of its Subsidiaries (by amendment, merger, consolidation or otherwise) that would materially adversely affect the Holders and/or (2) the bylaws of the Corporation that would adversely affect the Holders; provided that in the case of any amendment, modification, change or waiver to the organizational documents of the Corporation or any of its Subsidiaries that would adversely (but not materially adversely) affect the Holders, the Corporation shall deliver to the Holders affected thereby a notice at least five (5) Business Days prior to such amendment, modification, change or waiver briefly describing the amendment, modification, change or waiver. Any failure of the Corporation to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 6 Redemption and Repurchase.

(a) Optional Redemption.

(i) At any time prior to the 18-month anniversary of the Issue Date, the Corporation may, at its option, redeem for cash any or all of the then outstanding shares of Series A Preferred Stock, in whole at any time or in part from time to time, at a redemption price per share of Series A Preferred Stock equal to the sum of (i) 100% of the then prevailing Liquidation Preference per share plus (ii) the Yield Maintenance Premium per share as of the date of redemption (the “Redemption Date”) plus (iii) the amount of accrued Dividends per share for the then current and all prior Dividend Payment Periods (except to the extent actually paid in cash or added to the Liquidation Preference as described in Section 3(e)) to, but excluding, the Redemption Date (it being agreed that if a Redemption Date is to occur after a Dividend Payment Record Date and before the corresponding Dividend Payment Date and the Corporation shall have notified the Holders that it has elected to pay Dividends on such Dividend Payment Date in cash, then the accrued Dividends payable under this clause (iii) for the then current Dividend Payment Period shall be payable to the Holders of record on the Dividend Payment Record Date and not to the Holders of record as of the Redemption Date).

(ii) The Corporation may, at its option, redeem for cash any or all of the then outstanding Series A Preferred Stock, in whole at any time or in part from time to time, on and after May 2, 2020, at a redemption price per share equal to the following prices (expressed as a percentage of the then prevailing Liquidation Preference), plus the amount of all accrued Dividends for the then current and all prior Dividend Payment Periods (except to the extent actually paid in cash or added to the Liquidation Preference as described in Section 3(e)):

Redemption Date	Redemption Price
May 2, 2020 – November 1, 2020	102.00%
November 2, 2020 – November 1, 2021	101.00%
November 2, 2021 and thereafter	100.00%

(b) Mandatory Redemption Upon a Mandatory Redemption Event. In the event of a Mandatory Redemption Event, all outstanding shares of Series A Preferred Stock shall be redeemed (a “Mandatory Redemption”) for cash at a price per share equal to the amount due under the Optional Redemption provisions set forth in clause (a) of this Section 6 (including with respect to any Mandatory Redemption Event prior to May 2, 2020, for the avoidance of doubt, any Yield Maintenance Premium, as applicable) as of the Redemption Date.

(c) Pro Rata and Reasonable Best Efforts Requirement. If a Mandatory Redemption Event occurs and the Corporation does not have surplus for the redemption of all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each Holder’s shares of Series A Preferred Stock to the fullest extent of such surplus, based on the respective amounts which would otherwise be payable in respect of the Series A Preferred Stock to be redeemed if the Corporation’s surplus was sufficient to redeem all such shares, and shall redeem the remaining shares of Series A Preferred Stock as soon as practicable after the Corporation has surplus therefor. The Corporation shall use reasonable best efforts to generate sufficient surplus to redeem all outstanding shares of Series A Preferred Stock, including by way of incurrence of indebtedness, issuance of equity, sale of assets, effecting a merger or similar transaction or otherwise. At any time thereafter when additional surplus is available for the redemption of the Series A Preferred Stock such surplus shall immediately be used to redeem the balance of the Series A Preferred Stock. The requirements set forth in this clause (c) shall be referred to as the “Pro Rata and Reasonable Best Efforts Requirement.”

(d) Mandatory Redemption Notice. In the case of a Mandatory Redemption Event other than pursuant to clause (a)(iii) of the definition of Mandatory Redemption Event, the Corporation shall provide notice to each Holder in accordance with Section 17 stating the material facts giving rise to the occurrence of such Mandatory Redemption Event, including the date (or anticipated date) of the facts, circumstances or event giving rise to such Mandatory Redemption Event, within the following time periods: (i) at least 10 Business Days prior to (a) a Change of Control, (b) initial public offering (or direct listing) of the Corporation or any of its Subsidiaries or any entity of which the Corporation is a Subsidiary, (c) the Corporation’s liquidation, winding up or dissolution, or (d) a filing for bankruptcy or other Insolvency Proceeding of the Corporation, or, in the case of (c) or (d), if later, as soon as reasonably practicable after the Corporation discovers facts that cause it to reasonably expect that such event will occur; and (ii) promptly upon becoming aware of a Trigger Event but in any event no later than three Business Days after becoming aware of such Trigger Event. Upon receipt of notice from the Corporation, in the case of clauses (a)(i), (a)(ii) or (b) of the definition of Mandatory Redemption Event, if the Holder Majority (acting alone in its sole and absolute discretion) elects to treat such facts, circumstances or event as a Mandatory Redemption Event, the Holder Majority shall so notify the Corporation within five Business Days; provided, however, that whether a Mandatory Redemption Event shall occur is not dependent on the provision of notice by the Corporation and the Holder Majority may, at any time upon becoming aware of facts, circumstances or events that are or may upon the election of the Holder Majority be a Mandatory Redemption Event, provide notice to the Corporation that the Holder Majority, on behalf of all Holders, elects to treat such facts, circumstances or events as a Mandatory Redemption Event. The Redemption Date corresponding to a Mandatory Redemption Event shall be the earlier of (1) five Business Days following receipt of notice by the Corporation, provided that, in the case of a Mandatory Redemption pursuant to clause (a)(i) or (a)(ii) of the definition of Mandatory Redemption Event, the Redemption Date shall be no earlier than the date of the applicable Change of Control or initial public offering (or direct listing), (2) the date of a Change of Control or initial public offering (or direct listing) corresponding to a Mandatory Redemption Event pursuant to clause (a)(i) or (a)(ii) of the definition of Mandatory Redemption Event, as applicable, or (3) in the case of a Mandatory Redemption Event corresponding to a Trigger Event, five Business Days following receipt of notice by the Corporation from the Holder Majority that the Holder Majority has elected to treat such Trigger Event as a Mandatory Redemption Event. In the case of a Mandatory Redemption Event pursuant to clause (a)(iii) of the definition of Mandatory Redemption Event, if the Holder Majority elects to cause a Mandatory Redemption Event, the Holder Majority shall provide notice thereof at least 90 days prior to the Redemption Date corresponding to such Mandatory Redemption Event to the Corporation and the Redemption Date shall be 90 days following receipt of notice by the Corporation. In the case of a Mandatory Redemption Event pursuant to clauses (c) or (d) of the definition of Mandatory Redemption Event, the Redemption Date shall be the earlier of (1) five Business Days following delivery of notice by the Corporation to the Holders, and (2) the date immediately preceding the date of the Corporation’s liquidation, winding up or dissolution or a filing for bankruptcy or other Insolvency Proceeding of the Corporation, as applicable. Failure by the Corporation to give such notice, or any defect in such notice or in the delivery thereof, to any Holder shall not affect the absolute and unconditional requirement to redeem or purchase all shares of Series A Preferred Stock as provided in Section 6(b). Failure by any Holder to comply with the procedures for redemption or purchase shall not affect or in any way limit the right of such Holder to receive payment of the redemption price pursuant to this Section 6; provided that the Corporation shall not be obligated to deliver such payment prior to the date of receipt of such Holder’s stock certificate or a customary affidavit of loss with respect to such stock certificate. Once a Mandatory Redemption Event has occurred, all shares of Series A Preferred Stock become irrevocably due and payable on the Redemption Date.

(e) Notice of Redemption at the Option of the Corporation. Notice of every redemption of shares of Series A Preferred Stock pursuant to Section 6(a) shall be given to each Holder in accordance with Section 17 at least five Business Days before the date fixed for redemption. Each notice of redemption given to a Holder under this Section 6(e) shall state: (1) the Redemption Date; (2) the total number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Failure by any Holder to comply with the procedures for redemption shall not affect or in any way limit the right of any Holder to receive payment of the applicable optional redemption price pursuant to this Section 6; provided that the Corporation shall not be obligated to deliver such payment prior to the date of receipt of such Holder’s stock certificate or a customary affidavit of loss with respect to such stock certificate. Once a notice of redemption is provided in accordance with this Section 6(e), the shares called for redemption become irrevocably due and payable on the applicable Redemption Date.

(f) Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding pursuant to Section 6(a), such redemption shall be applied on a pro rata basis among the Holders thereof based on the number of shares of Series A Preferred Stock held by each such Holder (subject to payment of fractional shares of Series A Preferred Stock to account for rounding, if applicable). If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(g) Redemption Failure. If (i) the Corporation fails to effect a redemption upon a Mandatory Redemption Event on the corresponding Redemption Date (a “Redemption Failure”) or (ii) any Event of Noncompliance shall occur and be continuing (for the avoidance of doubt, such a failure or event in (i) or (ii) includes a failure to make any such payment when otherwise due whether due to the lack of surplus therefor or other reason), then (a) the Prevailing Dividend Rate shall automatically be increased by 2.00% per annum and shall increase by 1.00% each six months thereafter until all of the issued and outstanding shares of Series A Preferred Stock are redeemed or the Event of Noncompliance ceases to continue and (b) the Corporation shall, in the case of a Redemption Failure, comply with the Pro Rata and Reasonable Best Efforts Requirement and, in the case of an Event of Noncompliance use reasonable best efforts to obtain sufficient liquidity to effect a refinancing and redemption of the Series A Preferred Stock. For the avoidance of doubt, if either (i) both a Redemption Failure and one or more Events of Noncompliance occur and are continuing or (ii) more than one Event of Noncompliance occur and are continuing, the Prevailing Dividend Rate shall only be increased, in the aggregate, by 2.00% per annum and an additional 1.00% each six months thereafter. If any shares of Series A Preferred Stock are not redeemed on a Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein.

SECTION 7 Limitation on Incurrence of Indebtedness.

(a) The Corporation will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness or, with respect to the Subsidiaries, issue any Preferred Stock, except:

(i) Indebtedness under the Senior Credit Agreement, and Guarantees in respect of such Indebtedness, in a maximum aggregate principal amount at any time outstanding not exceeding $50.0 million, and any Refinancing Indebtedness in respect thereof not exceeding $50.0 million, provided that no modifications or amendments to the Senior Credit Agreement or any permitted Refinancing Indebtedness in respect thereof shall be made without the consent of the Holder Majority if such modification, amendment or permitted refinancing would be materially adverse to Holders;

(ii) letters of credit or bankers’ acceptances issued or created under the Senior Credit Agreement in a maximum amount at any time outstanding of $7.5 million or any Refinancing Indebtedness in respect thereof, without duplication, in a maximum amount at any time outstanding of $7.5 million;

(iii) Indebtedness in respect of the Corporation’s headquarters facility located at 4801 Montgomery Road, Norwood, Ohio 45212 (the “Headquarters Property”), in a maximum amount at any time outstanding of $25.0 million and any Refinancing Indebtedness in respect thereof in a maximum amount at any time outstanding of $25.0 million;

(iv) additional Indebtedness Incurred in respect of the sale and leaseback of the Headquarters Property, provided that the Indebtedness referred to in clause (3) of this Section 7(a) has been or is simultaneously repaid in full (and may not thereafter be incurred);

(v) Indebtedness that is non-recourse to the Corporation and the Subsidiaries, other than Paycor Headquarters, LLC, in a maximum amount at any time outstanding of $5.0 million;

(vi) Indebtedness evidenced by this Certificate of Designations with respect to the Series A Preferred Stock;

(vii) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(viii) Indebtedness of the Corporation owing to and held by any wholly owned Subsidiary of the Corporation or Indebtedness of a wholly owned Subsidiary owing to and held by the Corporation or any other wholly owned Subsidiary; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Corporation or a Subsidiary of the Corporation, and

(B) any sale or other transfer of any such Indebtedness to a Person other than the Corporation or a Subsidiary of the Corporation, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Corporation or such Subsidiary, as the case may be;

(ix) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”);

(x) unsecured (other than any right of setoff in the applicable deposit account) Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business; and

(xi) Indebtedness Incurred by Subsidiaries of the Corporation, the aggregate principal amount of which does not exceed 0.30 times LTM Recurring Revenue at any one time outstanding.

(b) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 7:

(i) in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 7(a), the Corporation, in its sole discretion, will classify, and may from time to time reclassify, such Indebtedness and only be required to include the amount and type of such Indebtedness in one of the sub-clauses of Section 7(a); provided that all indebtedness outstanding under the Senior Credit Agreement will be deemed to have been incurred in reliance on clause (1) only;

(ii) additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in the Section 7(a) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification; provided that all indebtedness outstanding under the Senior Credit Agreement will be deemed to have been incurred in reliance on clause (1) only; and

(iii) Indebtedness permitted by this Section 7 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; provided that all indebtedness outstanding under the Senior Credit Agreement will be deemed to have been incurred in reliance on clause (1) only.

SECTION 8 Limitation on Merger, Consolidation and Sales of Assets and Subsidiary Stock.

(a) The Corporation shall not, and shall not permit its Subsidiaries to, either directly or indirectly by amendment, merger, consolidation, allocation by division or otherwise, convey, sell, lease, assign, transfer or otherwise dispose of any property (including Equity Interests of Subsidiaries), except that the following (each, a “Permitted Disposition”) shall be permitted:

(i) sales, abandonment, or other dispositions of any property or assets (other than accounts (as that term is defined in the Code), intellectual property, Equity Interests of the Corporation or its Subsidiaries, or material contracts or agreements) that, in the reasonable judgment of the Corporation, has become worn, damaged or obsolete or is no longer used or useful in the ordinary course of business, and leases or subleases of Real Property not useful in the conduct of the business of the Corporation and its Subsidiaries;

(ii) sales of inventory to buyers in the ordinary course of business;

(iii) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Certificate of Designations;

(iv) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(v) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(vi) any involuntary loss, damage or destruction of property;

(vii) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(viii) the leasing or subleasing of assets of the Corporation or any of its Subsidiaries in the ordinary course of business;

(ix) the sale or issuance of Equity Interests (other than Disqualified Stock) of any of the wholly owned Subsidiaries to the Corporation or to any other wholly owned Subsidiary, subject to the terms set forth herein;

(x) (A) the lapse of registered patents, trademarks, copyrights and other intellectual property of the Corporation or any of its Subsidiaries that are, in the reasonable business judgment of the Corporation or such Subsidiary, no longer material to, or no longer used in, the business of the Corporation or such Subsidiary, or (B) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business, so long as (in each case under clauses (A) and (B)), (i) with respect to copyrights, such copyrights are not material revenue generating copyrights and (ii) such lapse or abandonment is not materially adverse to the interests of the Holders or the Corporation and its Subsidiaries taken as a whole;

(xi) the making of Restricted Payments that are expressly permitted to be made pursuant to Section 9;

(xii) the making of Permitted Investments;

(xiii) transfers of assets to the Corporation or any of its wholly owned Subsidiaries;

(xiv) dispositions of property to the extent (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(xv) cancellations, terminations or surrenders of any lease;

(xvi) the termination or unwinding of any Hedge Agreement in accordance with its terms;

(xvii) dispositions by any Subsidiary of its own Equity Interests to qualify directors where required by applicable law and so long as any such disposition is in the ordinary course of complying with or otherwise satisfying applicable legal requirements and not materially adverse to the interests of the Holders;

(xviii) dispositions permitted by Section 8(c);

(xix) conversion of any wholly owned Subsidiary from a corporation to a limited liability company, so long as the surviving entity is a wholly owned Subsidiary of the Corporation; and

(xx) the consummation of sale-leaseback transactions with respect to the Headquarters Property.

(b) The Corporation will not consolidate with or merge with or into, or convey, transfer, allocate by division or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person.

(c) Notwithstanding anything in this Section 8 to the contrary, (i) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Corporation and (ii) any wholly owned Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other wholly owned Subsidiary.

(d) The foregoing clauses (b) and (c) shall not apply to the creation of a new wholly owned Subsidiary.

SECTION 9 Limitation on Restricted Payments.

The Corporation shall not and shall not permit any of its Subsidiaries to declare or make, directly or indirectly, any Restricted Payment, except:

(a) the Corporation and each wholly owned Subsidiary may make Restricted Payments to the Corporation and other wholly owned Subsidiaries of the Corporation

(b) the Corporation and each wholly owned Subsidiary of the Corporation may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Stock not otherwise permitted by this Certificate of Designations) of such Person to the Corporation and other wholly owned Subsidiaries of the Corporation;

(c) Restricted Payments made (i) on the Issue Date to consummate the Transactions, (ii) in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement as in effect on the date hereof or any Permitted Investment, (iii) in order to satisfy indemnity and other similar obligations pursuant to the Acquisition Agreement as in effect on the date hereof or any Permitted Investment and (iv) to holders of Equity Interests of the Target (immediately prior to giving effect to the Transactions) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Transactions and pursuant to the terms of the Acquisition Agreement, and Restricted Payments consisting of an IPO Reorganization Transaction;

(d) the payment of up to an aggregate under clauses (i) and (ii) below collectively of $1.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years), of (i) indemnities and expenses to the Investors pursuant to the expenses recharge agreement among Target, Pride Aggregator, LP, a Delaware limited partnership, and Apax IX GP Co. Limited, in effect on the Issue Date (the “Management Agreement”) (plus any indemnities and expenses accrued in any prior year) and (ii) indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors, in each case, approved by, or pursuant to arrangements approved by, a majority of the members of the Board and consistent with past practices and industry norms;

(e) the Corporation and each Subsidiary may (i) pay (or make Restricted Payments to allow Corporation or any Parent Entity to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Subsidiary (or of the Corporation or any Parent Entity) held by any future, present or former manager, officer, director, consultant, advisor, service provider or employee (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, transferees or distributees of any of the foregoing) of such Subsidiary (or the Corporation or any Parent Entity) or any of its Subsidiaries or (ii) make Restricted Payments in the form of distributions to allow Corporation or any Parent Entity to pay principal or interest on promissory notes that were issued to any future, present or former manager, officer, director, consultant or employee (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, transferees or distributees of any of the foregoing) of such Subsidiary (or the Corporation or any Parent Entity) in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan or any other employee, manager or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any manager, officer, director, consultant, advisor, service provider or employee of such Subsidiary (or the Corporation or any Parent Entity) or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this Section 9(e) shall not exceed (y) $5.0 million per fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years); plus (z) an amount not to exceed the net proceeds of key man life insurance policies received by the Corporation or its Subsidiaries less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies; provided that cancellation of Indebtedness owing to the Corporation or any Subsidiary from members of management of the Corporation, any Parent Entity or Subsidiary in connection with a repurchase or redemption of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 9 or any other provision of this Certificate of Designations; and, provided, further, that no payments, including Restricted Payments, or cancellation of Indebtedness otherwise permitted by this Section 9(e) shall be made in favor of any Direct Sponsor Affiliates;

(f) the Corporation may make Restricted Payments to any Parent Entity:

(i) the proceeds of which shall be used to pay (or make Restricted Payments to allow any Parent entity to pay) franchise and similar Taxes and other fees and expenses required to maintain its (or any Parent Entity’s) corporate existence (including any costs or expenses associated with being a public company listed on a national securities exchange) in an amount not to exceed $5.0 million in the aggregate;

(ii) so long as the Corporation or any of its Subsidiaries is a member of a consolidated, combined, or unitary group of which a Parent Entity is the common parent for federal, state, and local income tax purposes (or is a disregarded entity whose regarded owner is a member of such consolidated combined or unitary tax group) that files a consolidated, combined, or unitary tax return, as applicable, the Corporation and its Subsidiaries may make cash distributions for a taxable period in amount necessary such that such Parent Entity may pay the Taxes imposed on it under applicable law with respect to the consolidated, combined, or unitary taxable income allocable from the Corporation and its Subsidiaries (taking into account any deductions, losses or credits available to the Corporation and its Subsidiaries), provided that such amount shall be no greater than what the Corporation and its Subsidiaries would have paid for their federal, state, and local income taxes for such taxable period had no consolidated, combined, or unitary group filing been made; and

(iii) the proceeds of which shall be used to pay customary salary, bonus, severance and other benefits payable to officers and employees of the Corporation or any Parent Entity to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Corporation and the Subsidiaries in an amount not to exceed $1.0 million per calendar year;

(g) the Corporation or any of the Subsidiaries may pay cash in lieu of fractional shares of Equity Interests in connection with any dividend, split or combination thereof or any Permitted Investment;

(h) Restricted Payments in an amount not to exceed $5.0 million in the aggregate, so long as the Corporation has fully paid in cash 100% of the Dividends due on the shares of Series A Preferred Stock for the prior four consecutive fiscal quarters; and

(i) Restricted Payments to pay dividends in respect of the Series A Preferred Stock.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this Section 9 may be in the form of a loan.

SECTION 10 Transactions with Affiliates.

The Corporation shall not and shall not permit any of its Subsidiaries to enter into any transaction or transactions of any kind with a value in the aggregate in excess of $250,000 per calendar year, with any Affiliate of the Corporation, whether or not in the ordinary course of business, other than:

(a) transactions solely among the Corporation and its wholly owned Subsidiaries;

(b) transactions between a Direct Sponsor Affiliate that is an operating portfolio company of Sponsor and the Corporation or a Subsidiary of the Corporation on terms (taken as a whole) substantially as favorable to the Corporation or such Subsidiary as would be obtainable by the Corporation or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the provision of services comparable to those services provided by the Corporation or any of its Subsidiaries to unaffiliated third parties to the Sponsor or any of its Affiliates on terms (taken as a whole) substantially as favorable to the Corporation or such Subsidiary as would be obtainable by the Corporation or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the Corporation shall provide a copy of any agreement or instrument providing for the terms of such services to the Holder Majority prior to its effectiveness;

(d) the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions;

(e) the issuance of Equity Interests of (x) the Corporation (or any Parent Entity) or (y) any Subsidiary constituting directors’ qualifying shares or other shares required by applicable law, in each case, to any manager, officer, director, consultant or employee of the Corporation or any of its Subsidiaries; provided that in no event shall any such Equity Interests (i) be issued to any individual who is a Direct Sponsor Affiliate and/or (ii) have any material adverse impact on the Corporation, any Parent Entity or any Subsidiary;

(f) the payment to Sponsor of reasonable out-of-pocket expenses pursuant to the Management Agreement as in effect on the Issue Date as disclosed to the Holders on or before such date;

(g) loans and other transactions among the Corporation and its wholly owned Subsidiaries;

(h) so long as it has been approved by the Board or the applicable Subsidiary’s board of directors (or comparable governing body) as required by and in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, outside directors and consultants of the Corporation or such Subsidiary in the ordinary course of business other than to Direct Sponsor Affiliates;

(i) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Corporation and its wholly owned Subsidiaries (or any Parent Entity) other than to Direct Sponsor Affiliates (excluding customary director and officer indemnity and liability insurance) in the ordinary course of business to the extent attributable to the ownership or operation of the Corporation and its wholly owned Subsidiaries;

(j) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date in an amount not to exceed $250,000, other than any such agreements, instruments, arrangements or amendments thereto with Sponsor, and any amendment thereto to the extent such an amendment is not adverse to the holders of Series A Preferred Stock in any material respect; and

(k) payments by the Corporation or any of its Subsidiaries pursuant to any tax sharing agreements with any Parent Entity to the extent attributable to the ownership or operation of the Corporation and its Subsidiaries, but only to the extent permitted by Section 9(f)(ii).

SECTION 11 Limitation on Restrictions on Distributions from Subsidiaries.

(a) The Corporation shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:

(i) pay dividends or make any other distributions in cash or otherwise on its Equity Interests or pay any Indebtedness or other obligations owed to the Corporation or any Subsidiary;

(ii) make any loans or advances to the Corporation or any Subsidiary; or

(iii) sell, lease or transfer any of its property or assets to the Corporation or any Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Corporation or any Subsidiary to other Indebtedness Incurred by the Corporation or any Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of clause (a) of this Section 11 will not prohibit the following, in each case to the extent that they do not limit or restrict the rights of the Holders under this Certificate of Designations (other than solely as a result of provisions similar to Section 8.12 or Section 6.4 of the Senior Credit Agreement in connection with the repayment of the underlying obligations).

(i) any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(ii) any encumbrance or restriction pursuant to the Series A Preferred Stock or this Certificate of Designations;

(iii) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(iv) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Equity Interests or Indebtedness of a Person (in each case, which applies only to such Person), entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Corporation or any Subsidiary, or was designated as a Subsidiary or on which such agreement or instrument is assumed by the Corporation or any Subsidiary in connection with an acquisition of assets (other than Equity Interests or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by the Corporation or was merged, consolidated or otherwise combined with or into the Corporation or any Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Corporation, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Corporation or any Subsidiary when such Person becomes the Successor Corporation;

(v) any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(B) contained in mortgages, pledges, charges or other security agreements or securing Indebtedness of the Corporation or a Subsidiary permitted under this Certificate of Designations to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Corporation or any Subsidiary;

(vi) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Certificate of Designations, in each case, that impose encumbrances or restrictions on the property so acquired;

(vii) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Equity Interests or assets of the Corporation or any Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; provided that such restriction applies only to the assets or Equity Interests subject to such sale or disposition; provided, further, that any such action pursuant to this Section 11(b)(vii) shall otherwise comply with the provisions of this Certificate of Designations;

(viii) customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments restricting the transfer of such leases, license or Equity Interests subject thereto;

(ix) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(x) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(xi) any encumbrance or restriction pursuant to Hedging Obligations;

(xii) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of Section 11 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(xiii) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under Section 7 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Senior Credit Agreement in effect on the Issue Date, together with the security documents associated therewith, each as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Corporation) and where, in the case of clause (ii), either (a) the Corporation determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Corporation’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument solely as permitted in the Senior Credit Agreement on the Issue Date;

(xiv) any encumbrance or restriction existing by reason of any lien permitted under Section 11; or

(xv) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (i) to (xiv) of this Section 11(b) or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (i) to (xiv) of this Section 11(b) or this clause (xv); provided, however, that the encumbrances and restrictions with respect to such Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Corporation).

(c) Notwithstanding any provision of this Certificate of Designations to the contrary, the Corporation shall not, and shall cause its Subsidiaries not to, directly or indirectly, enter into any agreement, arrangement, understanding or instrument that would restrict the Corporation from effecting a Mandatory Redemption pursuant to Section 6 or any other payment permitted hereunder, including submitting payment to the Holders in connection therewith; provided that in no event shall this clause (c) prohibit the Senior Credit Agreement or any Refinancing Indebtedness in respect thereof with the same redemption and default terms as those in the Senior Credit Agreement; provided, further, that this clause (c) shall not prohibit any agreement, arrangement, understanding or instrument solely because it contains a customary change of control provision that would require repayment of such arrangement upon the consummation of such change of control.

SECTION 12 Layering and Holding Company Passivity.

(a) The Corporation shall (x) directly own 100% of Holdings and (y) indirectly own 100% of its other Subsidiaries, except for, solely with respect to clause (y), the following:

(i) Permitted Investments;

(ii) sales of Equity Interests in Subsidiaries of the Corporation otherwise permitted pursuant to Section 8; and

(iii) maintenance of the percentage ownership in Paycor Headquarters, LLC that it held as of the Issue Date.

(b) The Corporation shall not issue Parity Stock or Senior Stock, and shall not permit its Subsidiaries to issue Preferred Stock, without consent of the Holder Majority.

(c) Each of the Corporation and Holdings shall not own or acquire any assets (other than Equity Interests of its respective Subsidiaries, cash and Cash Equivalents) or engage in any business or activity other than:

(i) the ownership of all the outstanding Equity Interests of its respective Subsidiaries and activities incidental thereto;

(ii) the maintenance of its corporate existence and activities incidental thereto, including general and corporate overhead;

(iii) the issuance of Junior Stock or Equity Securities of the Subsidiaries of the Corporation to the extent expressly permitted by this Certificate of Designations;

(iv) the receipt and making of Restricted Payments and other transactions between the Corporation, Holdings and any of their Subsidiaries expressly permitted by this Certificate of Designations;

(v) with respect to Holdings, compliance with its obligations under the Senior Credit Agreement and any Refinancing Indebtedness with respect thereto;

(vi) incurring liabilities, Indebtedness or Guarantee obligations in respect of Indebtedness, in each case, to the extent expressly permitted by this Certificate of Designations; and

(vii) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities.

SECTION 13 Reports.

(a) Notwithstanding that the Corporation may not be subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), from and after the Issue Date, the Corporation shall furnish to the Holders, within 15 days after the time periods specified below:

(i) Annual Financial Statements. Within 90 days (or 120 days in the case of the fiscal year containing the Issue Date) after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a report on the annual financial statements by the Corporation’s independent registered public accounting firm and year end bookings and retention;

(ii) Quarterly Financial Statements. Within 30 days after the end of each of each fiscal quarter, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including financial statements prepared in accordance with GAAP and quarterly bookings and retention;

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below; provided, however, that the Corporation shall not be required to (i) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (ii) provide separate financial statements or other information contemplated by Rules 3-09, 3-10 or 3-16 of Regulation S-X promulgated by the SEC (“Regulation S-X”), or in each case any successor provisions or any schedules required by Regulation S-X, (iii) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (iv) otherwise furnish any information, certificates or reports required by Items 307, 308 or 402 of Regulation S-K.

(b) The Corporation shall furnish to the Holders, within 60 days following the beginning of each fiscal year, an annual budget in the form customarily prepared by the Corporation.

(c) The Corporation shall make available such information and such reports required by clauses (a) and (b) (as well as the details regarding the conference call described below) to any holder of Series A Preferred Stock by posting such information on its website, on Intralinks or any comparable password-protected online data system which shall require a customary confidentiality acknowledgment, and shall make such information readily available to any Holder who agrees to treat such information as confidential or accesses such information on Intralinks or any comparable password-protected online data system which shall require a customary confidentiality acknowledgment; provided that the Corporation shall post such information thereon and make readily available any password or other login information to any such Holder; provided, further, that any such Holder shall agree to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment in the Series A Preferred Stock and (iii) not publicly disclose any such reports (and the information contained therein).

(d) The Corporation shall hold annual conference calls to which the Holders shall have participatory access to discuss such financial information (including a customary Q&A session) no later than 15 Business Days after distribution of such financial information.

(e) The financial statements, annual investor calls, budgets, letters, reports and officers’ certificates of the Borrowers provided in accordance with the Credit Agreement shall be sufficient to satisfy the requirements of clauses (a), (b) and (d) of this Section 13 provided that the Corporation is in compliance with Section 12(c).

(f) The Corporation will cause its Subsidiaries to have a fiscal year that is the same as the Corporation and will maintain a system of accounting that enables the Corporation and its Subsidiaries to produce financial statements in accordance with GAAP.

(g) The Corporation shall be deemed to have furnished the reports referred to in Section 13(a) if the Corporation, the Borrower or the applicable Parent Entity has filed reports containing such information with the SEC.

(h) In addition to the information to be provided pursuant to this Section 13, the Corporation shall reasonably promptly provide any customary and market information reasonably requested by the Holder Majority from time to time concerning the Corporation or its Subsidiaries;

(i) The Corporation shall, and shall cause each Subsidiary to, permit officers and designated representatives of the Holders to visit and inspect any of the properties or assets of the Corporation and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Corporation and any such Subsidiary and discuss the affairs, finances and accounts of the Corporation and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Holders may request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Noncompliance, (i) only the Holder Majority (as defined below) may exercise the rights under this Section 13(i), and (ii) the Holder Majority shall not exercise such rights more than one time in any calendar year, which such visit will be at the Corporation’s expense; provided, further, that when an Event of Noncompliance exists, the Holder Majority (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Corporation at any time during normal business hours and upon reasonable advance notice. The Holder Majority shall give the Corporation the opportunity to participate in any discussions with the Corporation’s independent public accountants.

SECTION 14 Compliance Certificate.

(a) The Corporation shall deliver to the Holders, in the manner described in Section 13(c), within 120 days after the end of each fiscal year of the Corporation an officer’s certificate, the signer of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Corporation, stating that in the course of the performance by the signer of his or her duties as an officer of the Corporation he or she would normally have knowledge of any Event of Noncompliance and whether or not the signer knows of any Event of

Noncompliance that occurred during the previous fiscal year; provided that no such officer’s certificate shall be required for any fiscal year ended prior to the Issue Date. If such officer does have such knowledge, the certificate shall describe the Event of Noncompliance, its status and the action the Corporation is taking or proposes to take with respect thereto.

SECTION 15 Financial Covenant.

On and after the third anniversary of the Issue Date, the Corporation and its Subsidiaries shall not have LTM Recurring Revenue less than $250.0 million or Consolidated EBITDA of less than $10.0 million, in each case, which shall be tested on a trailing four quarter basis as of the last day of each fiscal quarter of the Corporation.

SECTION 16 Affirmative Covenants.

(a) Maintenance of Properties. The Corporation shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and asset sales permitted by Section 8 excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

(b) Insurance. The Corporation shall, and shall cause each of its Subsidiaries to, at the Corporation’s expense, maintain insurance respecting each of the Corporation’s and each of its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses and similarly situated and located; provided, for the avoidance of doubt, that this Section 16(b) does not require maintenance of flood insurance except to the extent permitted by applicable law. All such policies of insurance shall be with financially sound and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located. The Corporation shall give the Holders prompt notice of any loss exceeding $500,000.00 covered by their or their Subsidiaries’ casualty or business interruption insurance.

(c) Existence. Except as otherwise permitted under Section 8, the Corporation shall, and shall cause each of its Subsidiaries to, at all times preserve, maintain and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to its business.

(d) Taxes. The Corporation shall, and shall cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except where the failure to timely pay such Taxes is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

(e) Compliance with Laws. The Corporation shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. The Corporation shall, and shall cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. The Corporation and each of its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Corporation and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(g) Environmental. The Corporation shall, and shall cause each of its Subsidiaries to,

(i) keep any property either owned or operated by the Corporation or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens except to the extent that any such Environmental Liens, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and

(ii) comply, in all respects, with Environmental Laws, except to the extent that any such non-compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and provide to the Holders documentation of such compliance which the Holder Majority reasonably requests.

(iii) promptly notify the Holders of any release of which the Corporation or any of its Subsidiaries has Knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by the Corporation or any of its Subsidiaries, which release would reasonably be expected to have a Material Adverse Effect, and take any Remedial Actions required to abate such release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and

(iv) promptly, but in any event within five (5) Business Days of its receipt thereof, provide the Holders with written notice of any of the following: (A) an Environmental Lien has been filed against any of the real or personal property of the Corporation or its Subsidiaries, (B) commencement of any Environmental Action or written notice that an Environmental Action will be filed against the Corporation or its Subsidiaries, and (C) a violation, citation, or other administrative order from a Governmental Authority , in each case of (A), (B) and (C), that would reasonably be expected to result in a Material Adverse Effect.

(h) Certain Notices. The Corporation shall promptly, but in any event within two (2) Business Days upon becoming aware of such matter, notify each Holder of any of the following: (i) commencement of any material litigation or legal proceeding against or governmental investigation or inquiry of the Corporation; (ii) any Event of Non-Compliance; or (iii) the issuance by the Corporation or its Subsidiaries of additional Indebtedness in excess of $25.0 million in the aggregate (but in any event, not to include amounts drawn under any revolving Credit Facility).

(i) Nature of Business. Without the prior consent of the Holder Majority, the Corporation and its Subsidiaries will only engage only in material lines of business substantially similar to those lines of business conducted by the Corporation and its Subsidiaries (after giving effect to the Transactions) on the Issue Date or any business reasonably related, complementary or ancillary thereto.

SECTION 17 Notices.

Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address specified in this Section 17 prior to or at the Close of Business on a Business Day and, with respect to facsimile transmissions, electronic confirmation of receipt is received by the sender, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section 17 on a day that is not a Business Day or later than the Close of Business on any Business Day, (c) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) if otherwise, upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, c/o Apax Partners, L.P., 601 Lexington Avenue, 53rd Floor, New York, New York 10022, Telephone: (212) 753-6300, Email: jason.wright@apax.com, Attention: Jason Wright, with a copy to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Telephone: (212) 446-4800, Facsimile: (212) 446-4900, Email: leo.greenberg@kirkland.com; joshua.korff@kirkland.com; and david.curtiss@kirkland.com, Attention: Leo M. Greenberg, P.C.; Joshua N. Korff, P.C.; and David A. Curtiss, or (ii) if to a Holder, to the address, email address or facsimile number at which such Holder has consented to receive notice appearing on the Corporation’s stock ledger or such other address, email address or facsimile number as such Holder may provide to the Corporation in accordance with this Section 17 (the provision of such substitute address, email address or facsimile number to the Corporation to be deemed to constitute the consent of such Holder to receive notice at such address, email address or facsimile number).

SECTION 18 Certain Definitions and Terms Generally.

(a) As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:

“Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of September 7, 2018, by and among Holdings, Pride Merger Subsidiary, Inc., Pride Aggregator, LP, Target and Shareholder Representative Services, LLC, as representative of Target’s equityholders.

“Adjusted LIBOR” shall mean, with respect to any Dividend Payment Period, (i) the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for U.S. Dollar deposits and for a three month interest period (“ICE LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be chosen by the Corporation from time to time in consultation with the Holders) at approximately 11:00 a.m., New York City time, two Business Days prior to the commencement of such Dividend Payment Period, or (ii) if such rate described in clause (i) of this definition is not available, the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing in the money markets section of the Wall Street Journal (or any successor or substitute page of such service, or any successor to such service as determined by the Corporation) as the London interbank offered rate for deposits in U.S. dollars for a term of three months on the applicable determination date; provided that, notwithstanding anything to the contrary, in no event shall Adjusted LIBOR be less than 1.00% per annum.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Corporation and its Subsidiaries shall not be deemed to be Affiliates of any Investor or any of its Affiliates and (ii) portfolio companies in which any Investor or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“AGA” shall mean Apax Global Alpha Limited, a closed-ended investment company.

“Board” shall have the meaning ascribed to it in the recitals; provided that any action specified to be taken by the Board may be taken by an authorized committee thereof to the extent permitted under Delaware law.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” shall mean Target, Pride Merger Subsidiary, Inc. and each of the Subsidiaries party to the Senior Credit Agreement as borrowers.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to any dividend rate settings as to Adjusted Eurodollar Rate, such day shall be a day on which dealings in deposits in dollars are conducted by and between banks in the applicable London interbank market.

“Capitalized Lease Obligation” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Change of Control” shall mean (a) any person or group (other than any of the Initial Investors and their respective Affiliates) comes to beneficially own, directly or indirectly, equity securities representing at least 50% of the aggregate voting power represented by the issued and outstanding equity securities of the Corporation (or any successor thereto), by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) or (b) the direct or indirect sale, lease, exchange, exclusive license, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation or its Subsidiaries, including by way of a merger, consolidation or other business combination, including one in which the Corporation is not the surviving entity.

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Contingent Obligations” shall mean with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(iii)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporation” shall have the meaning ascribed to it in the recitals.

“Credit Facility” shall mean the Senior Credit Agreement in effect on the Issue Date or any refinancing thereof subject to Section 7(a)(i).

“Direct Sponsor Affiliate” shall mean any Person affiliated with Sponsor or its Affiliates (other than solely on account of such Person’s employment by the Corporation or its Subsidiaries or other operating portfolio companies of Sponsor and its Affiliates). For clarity, any Person who has an employment, consulting or other similar arrangement with Sponsor or its Affiliates (other than solely on account of such Person’s employment by the Corporation or its Subsidiaries or other operating portfolio companies of Sponsor and its Affiliates) shall be a Direct Sponsor Affiliate.

“Disqualified Stock” shall mean with respect to any Person, any Equity Interests of such Person which by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness or Equity Interests that are Disqualified Stock pursuant to a sinking fund obligation or otherwise;

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness or Equity Interests that would constitute Disqualified Stock at the option of the holder of the Equity Interests in whole or in part; or

(3) provides for the scheduled or mandatory payments of dividends in cash,

in each case on or prior to date that is 180 days after the earlier of (a) the sixth anniversary of the Issue Date or (b) the date on which there are no shares of Series A Preferred Stock outstanding; provided that if such Equity Interests are issued to any plan for the benefit of employees of the Corporation or its wholly owned Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Corporation or its wholly owned Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividend” shall have the meaning ascribed to it in Section 3(a).

“Dividend Payment Date” shall have the meaning ascribed to it in Section 3(b).

“Dividend Payment Period” shall have the meaning ascribed to it in Section 3(b).

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“Event of Noncompliance” means any of the following events:

(1) default in the payment when due (a) pursuant to Section 6 or (b) of any cash dividends or cash distribution pursuant to Section 3(c) (a “Redemption or Dividend Failure”) (for the avoidance of doubt, such a default includes a failure to make any such payment when otherwise due whether due to the lack of surplus therefor or any other reason);

(2) failure for 10 days after notice by the Holder Majority to comply with provisions of the Corporation’s certificate of incorporation applicable to the Series A Preferred Stock (including this Certificate of Designations) or any other material breach of the Corporation’s certificate of incorporation (including this Certificate of Designations) (other than those described (i) in clauses (1) or (3) through (6) of this definition of “Event of Noncompliance,” (ii) Section 5 and/or (iii) Sections 7, 8, 9, 10, 11, 12 and 15 with respect to which such cure period shall not apply);

(3) the occurrence of an acceleration or a payment default at maturity of the Indebtedness in excess of $10.0 million (“Material Debt”) of the Corporation or its Subsidiaries (a “Payment Failure”);

(4) the occurrence of an event of default under any Material Debt of the Corporation or its Subsidiaries (a “Material Debt Failure”);

(5) failure to pay final judgments in excess of $10.0 million when due by the Corporation or its Subsidiaries (a “Judgment Failure”); or

(6) bankruptcy or insolvency with respect to the Corporation or any Subsidiary or group of Subsidiaries that would constitute a Material Subsidiary (as such term is defined in the Senior Credit Agreement as in effect on the Issue Date) (a “Bankruptcy Event”).

“Foreign Subsidiary” shall mean with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States or any state thereof, the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” shall mean, other than as specifically provided in the definition of Recurring Revenue, generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder, consistently applied.

“Golub” shall mean, collectively: (i) Golub Capital CP Funding LLC, (ii) Golub Capital BDC Holdings LLC, (iii) GBDC 3 Holdings LLC, and (iv) GCIC Holdings LLC.

“Governmental Authority” shall mean the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien);provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business; provided, further, that the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hedging Obligations” shall mean with respect to any Person, the obligations of such person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” shall mean, as of any date of determination, any Person in whose name shares of the Series A Preferred Stock are registered in the Corporation’s stock ledger as of such date, which Person shall be treated by the Corporation and Transfer Agent (and any other similar agent) as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment, exercising and receiving the benefits of the designations, powers, preferences and other rights of the Series A Preferred Stock and for all other purposes.

“Holdings” shall mean Pride Guarantor, Inc., a Delaware corporation.

“Incur” shall mean issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” shall mean, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligation to a trade creditor in the ordinary course and repayable in accordance with customary practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), which purchase price is due after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock;

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Corporation) and (b) the amount of such Indebtedness of such other Persons;

(8) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement); and

(9) any obligation of such Person Guaranteeing or intended to Guarantee (whether directly or indirectly Guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (1) through (8) above with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity appearing upon the balance sheet of the Corporation solely by reason of push-down accounting under GAAP shall be excluded.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Corporation.

“Initial Investors” shall mean T2C Holdings I, LLC and T2C Holdings II, LLC and the Non-Voting Investors.

“Initial Liquidation Preference” shall have the meaning ascribed to it in Section 3(a).

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of title 11 of the United States Code, as in effect from time to time, or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Investment” shall mean with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Corporation or any Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Subsidiary such that, after giving effect thereto, such Person is no longer a Subsidiary, any Investment by the Corporation or any Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment made at such time.

“Investment Agreement” shall mean that certain Investment Agreement between the Corporation and the Initial Investors dated as of November 2, 2018, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Investors” shall mean the Initial Investors and each permitted transferee of the Investors to whom shares of Series A Preferred Stock are transferred pursuant to Section 5.02 of the Investment Agreement.

“Intercompany Advances” shall mean loans made by (a) the Corporation to a wholly owned Subsidiary of the Corporation, (b) a wholly owned Subsidiary of the Corporation to another wholly owned Subsidiary of Corporation, or (c) a wholly owned Subsidiary of the Corporation to the Corporation.

“IPO Reorganization Transaction” shall mean transactions among the Corporation and its Subsidiaries taken in connection with and reasonably related to consummating an underwritten public offering of the Equity Interests of the Corporation or any Parent Entity.

“Issue Date” shall mean November 2, 2018.

“Junior Stock” shall have the meaning ascribed to it in Section 2.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidation” shall have the meaning ascribed to it in Section 4(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 3(a).

“LTM Recurring Revenue” shall mean, as of any date of determination, Recurring Revenue of the Corporation and its Subsidiaries determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended. For the purposes of calculating LTM Recurring Revenue for any period, if at any time during such period (and after the Issue Date), the Corporation or any of its Subsidiaries shall have made an acquisition that constitutes a Permitted Investment, or shall have consummated a Permitted Disposition described in Section 8(a)(20), LTM Recurring Revenue for such period shall be calculated after giving pro forma effect thereto.

“Mandatory Redemption Event” shall mean (a) at the option of the Holder Majority, upon (i) the occurrence of a Change of Control, (ii) an initial public offering (or direct listing) of the Corporation or any of its Subsidiaries or any entity of which the Corporation is a subsidiary, or (iii) at least 90 days’ prior notice by the Holder Majority, on or at any time after the sixth anniversary of the Issue Date, (b) at the option of the Holder Majority, the occurrence of a Trigger Event, (c) the Corporation’s liquidation, winding up or dissolution, and/or (d) a filing for bankruptcy or other Insolvency Proceeding of the Corporation.

“Margin Stock” has the meaning specified therefor in Regulation U of the Board of Governors as in effect from time to time.

“Moody’s” shall mean Moody’s Investors Service, Inc. and or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Non-Voting Investors” shall mean Holders other than the Holder Majority, which, as of the Issue Date consists of AGA and Golub; provided that, notwithstanding anything else in this Certificate of Designations to the contrary, all actions to be taken by the Holders pursuant to this Certificate of Designations shall be determined by the Holder Majority. In furtherance thereof, the Holders have entered into a voting agreement on the Issue Date (the “Voting Agreement”).

“Parent Entity” means any direct or indirect parent of the Corporation.

“Parity Stock” shall have the meaning ascribed to it in Section 2.

“Permitted Investments” shall mean:

(1) Investments in cash and Cash Equivalents,

(2) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(3) advances made in connection with purchases of goods or services in the ordinary course of business,

(4) Investments received in settlement of amounts due to the Corporation or any of its Subsidiaries effected in the ordinary course of business or owing to the Corporation or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Corporation or its Subsidiaries,

(5) Investments owned by the Corporation or any of its Subsidiaries on the Issue Date as set forth on Schedule P-1 to the Senior Credit Agreement,

(6) Guarantees permitted under Section 7,

(7) Intercompany Advances,

(8) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Corporation or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(9) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(10) loans and advances to employees, officers and directors of the Corporation or any of its Subsidiaries (other than to Direct Sponsor Affiliates) in the ordinary course of business for any other business purpose (including, but not limited to, moving, relocation, travel and similar expenses) and in an aggregate amount not to exceed $500,000.00 at any one time,

(11) Investments in the form of capital contributions and the acquisition of Equity Interests made by the Corporation or any wholly owned Subsidiary of the Corporation in any wholly owned Subsidiary of the Corporation in an aggregate amount not to exceed $5.0 million,

(12) Investments resulting from entering into Bank Product Agreements other than Hedge Agreements (as such terms are defined in the Senior Credit Agreement) in an aggregate amount not to exceed $5.0 million,

(13) equity Investments by the Corporation in any Subsidiary of the Corporation which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(14) the consummation of the Transactions,

(15) Investments in Paycor Headquarters, LLC in respect of the capital expenditure build-out of the Headquarters Property in an aggregate amount not to exceed $30,000,000 during any period when there are outstanding shares of the Series A Preferred Stock,

(16) endorsements for collection or deposit in the ordinary course of business consistent with past practice, and

(17) so long as no Event of Noncompliance has occurred and is continuing at the time of such Investment or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 (net of all returns of profit and capital on such Investments, including dividends and other distributions, up to the amount of Investments then made in reliance of this clause (17)).

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Stock” shall mean, as applied to the Equity Interests of any Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Prevailing Dividend Rate” means (i) from the day after the Issue Date to the third anniversary of the Issue Date, Adjusted LIBOR plus 8.875%, and (ii) from the day after the third anniversary of the Issue Date until there are no shares of Series A Preferred Stock outstanding, Adjusted LIBOR plus 8.375%, in each case which shall increase as a result of an Event of

Noncompliance or a Redemption Failure as provided in Section 6(g); provided that, notwithstanding the foregoing, in the event that from the day after the second anniversary of the Issue Date through the third anniversary of the Issue Date the Corporation elects to pay 100% of the accrued dividend for the applicable Dividend Payment Period in cash, then the Prevailing Dividend Rate shall mean Adjusted LIBOR plus 8.375% (subject to increase as a result of an Event of Noncompliance or a Redemption Failure).

“Pro Rata and Reasonable Best Efforts Requirement” shall have the meaning ascribed to it in Section 6(c).

“Purchase Money Obligations” shall mean any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Equity Interests), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Equity Interests of any Person owning such property or assets, or otherwise.

“Recurring Revenue” shall mean, with respect to any period, all recurring maintenance support, subscription, hosting and transactional revenues attributable to software licensed or sold by Holdings or any of its Subsidiaries, which recurring revenues are earned during such period, and all other recurring fees, extra payroll runs, year-end ACA fees and courier fees, calculated on a basis consistent with the financial statements delivered in connection with the Investment Agreement prior to the Issue Date; provided that interest income shall not constitute recurring revenue; provided, further, that with respect to any Permitted Investments after the Issue Date, the following adjustments may be included in determining “Recurring Revenue,” (x) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (y) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and 141R and EITF Issue No. 01-3 (including deferred revenue), in the event that such an adjustment is required by the Corporation’s independent auditors; provided, further, that “Recurring Revenue” shall be calculated under GAAP as in existence on the Issue Date.

“Refinancing Indebtedness” shall mean Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Certificate of Designations (including Indebtedness of the Corporation that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of the Corporation or another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(2) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced.

Subject to the limitations in this definition and elsewhere in this Certificate of Designations, Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Restricted Investment” shall mean any Investment other than a Permitted Investment.

“Restricted Payment” shall mean:

(1) any dividend or distribution on or in respect of the Corporation’s or any Subsidiary’s Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving the Corporation or any of the Subsidiaries);

(2) the purchase, repurchase, redemption, making of any sinking fund, retirement or other acquisition for value of any Equity Interests of the Corporation or any Parent Entity held by Persons (including in connection with any merger or consolidation involving the Corporation or any of its Subsidiaries) other than the Corporation or a wholly owned Subsidiary;

(3) any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of the Corporation or any of its wholly owned Subsidiaries now or hereafter outstanding; or

(4) any Restricted Investment.

“S&P” shall mean Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Senior Credit Agreement” shall mean that certain Credit Agreement, dated as of November 2, 2018, by and among the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent and as lead arranger and bookrunner, Holdings, Target and the subsidiaries of Target party thereto.

“Senior Stock” shall have the meaning ascribed to it in Section 2.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Similar Business” shall mean (a) any businesses, services or activities engaged in by the Corporation or any of its Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Corporation or any of its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Sponsor” shall mean Apax Partners LLP and its Affiliates.

“Stated Maturity” shall mean, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means any company or corporate entity for which the Corporation owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or entity).

“Target” shall mean Paycor, Inc., a Delaware corporation.

“Taxes” shall mean any taxes, levies, imposts, duties, fees, assessments, deductions, withholding (including backup withholding) or other charges in the nature of a tax now or hereafter imposed by any Governmental Authority, and all interest, penalties or additional amounts with respect thereto.

“Transactions” shall mean the issuance of the Series A Preferred Stock, entry into the Senior Credit Agreement and the transactions contemplated thereby, and the transactions contemplated by the Acquisition Agreement, including the payment of any Transaction Expenses.

“Transfer Agent” means the Corporation or any entity duly appointed by the Corporation as such pursuant to Section 26(a), acting in the capacity of transfer agent, registrar and paying agent for the Series A Preferred Stock.

“Trigger Event” means a Redemption or Dividend Failure, a Payment Failure, a Material Debt Failure, a Judgment Failure, a Bankruptcy Event, material uncured breaches of Section 7, 8, 9, 10 or 12, or a breach of Section 5.

“Yield Maintenance Premium” means, with respect to any share of Series A Preferred Stock on any Redemption Date:

(1) the aggregate amount of remaining dividends, calculated at the Prevailing Dividend Rate less Adjusted LIBOR, that would have otherwise been payable from the date of redemption through May 2, 2020 on such share of Series A Preferred Stock being redeemed on such Redemption Date, assuming that dividends were not paid in cash on each Dividend Payment Date during the period beginning on the date of redemption and ending on May 2, 2020 and were instead added to the Liquidation Preference as described in Section 3(e) during such period (provided, that for the avoidance of doubt, such dividends deemed to be added to the Liquidation Preference shall be included in the aggregate amount of remaining dividends that would have otherwise been payable from the date of redemption through May 2, 2020 pursuant to this clause (1)), plus

(2) an amount equal to the excess of (i) the redemption price (expressed as a percentage of the then prevailing Liquidation Preference) that would otherwise be payable under Section 6(a) as if such prepayment had occurred on the day after May 2, 2020 over (ii) 100% of the then prevailing Liquidation Preference.

For the avoidance of doubt, to the extent the Yield Maintenance Premium becomes due and payable as a result of clauses (b), (c) or (d) of the definition of Mandatory Redemption Event, the rate to be used in calculating the Yield Maintenance Premium pursuant to clause (1) of the preceding sentence shall be the applicable calculated at the Prevailing Dividend Rate less Adjusted LIBOR, as on the Redemption Date, assuming such Mandatory Redemption Event occurred and was continuing for the period from the occurrence of such Mandatory Redemption Event until the end of the 18th month after the Issue Date.

(b) As used in this Certificate of Designations, the following terms shall have the following meanings, and any capitalized terms used in this clause (b) but not defined in this Certificate of Designations shall have the meaning ascribed to such term in the Senior Credit Agreement as in effect on the Issue Date (and without giving any effect to any amendment, modification, supplementation or termination of the Senior Credit Agreement after such date):

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which the Corporation or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” shall mean the applicable laws or regulations in any jurisdiction in which the Corporation or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Code” shall mean New York Uniform Commercial Code, as in effect from time to time; provided, however, that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority of or remedies with respect to the lenders’ security interest in any item or portion of the collateral under the Senior Credit Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies.

“Consolidated EBITDA” shall mean, with respect to any fiscal period for the Corporation and its Subsidiaries (other than Paycor Headquarters, LLC):

(1) net income (loss) of the Corporation and its Subsidiaries for such period on a consolidated basis,

minus

(2) without duplication, the sum of the following amounts of the Corporation and its Subsidiaries for such period to the extent included in determining consolidated net income (calculated in accordance with GAAP) (or loss) for such period:

(i)	any extraordinary, unusual, or non-recurring gains,

(ii)

any net income (loss) of any Person, except that the Corporation’s equity in the net income (loss) of any such Person for such period will be included up to the aggregate amount of cash or Cash Equivalents actually distributed (or that (as reasonably determined by the Corporation) could have been distributed by such Person during such period to the Corporation or a Subsidiary) as a dividend or other distribution or return on investment,

(iii)	any amount included in net income for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45,

(iv)

any realized or unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies,

(v)

any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Corporation and its Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development),

(vi)

interest income on unrestricted funds owned by the Corporation and its Subsidiaries (for the avoidance of doubt, interest income on funds held by the Corporation and its Subsidiaries on behalf of clients shall not be included for purposes of this clause (vi),

(vii)	federal, state and local income tax credits, and

(viii)	any software development costs to the extent capitalized during such period,

plus

(3) without duplication, the sum of the following amounts of the Corporation and its Subsidiaries for such period to the extent included in determining consolidated net income (calculated in accordance with GAAP) (or loss) for such period:

(i)

any extraordinary, unusual, or non-recurring losses, expenses, or charges not to exceed, with respect to any such losses, expenses, or charges paid in cash, $2.0 million in the aggregate for such period,

(ii)

Interest Charges for such period (including (x) net losses or any obligations under any Hedge Agreements or other derivative instruments entered into for the purpose of hedging interest rate, risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating net income),

(iii)

tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing net income,

(iv)

depreciation and amortization expense for such period, including the amortization of deferred financing fees or costs, capitalized expenditures, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, to the extent deducted (and not added back) in computing net income,

(v)

with respect to Investments (including Permitted Investments), equity offerings, acquisitions, dispositions, recapitalizations and incurrences of Indebtedness (including a refinancing thereof) (whether consummated or unconsummated), any costs, fees, charges, or expenses including (x) such costs, fees, charges or expenses related to the Senior Credit Agreement, the Series A Preferred Stock and any other credit facilities or debt securities (including costs, fees, charges or expenses of any consultants and advisors incurred in connection with the Transactions) and (y) any amendment or other modification of the Senior Credit Agreement, the Series A Preferred Stock and any other credit facilities or debt securities, in each case, deducted (and not added back) in computing net income,

(vi)

the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Corporation in good faith to result from actions taken prior to or during, or expected to be taken following such period (which cost savings or synergies shall be subject only to certification by the Corporation and shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that the Corporation shall have certified to the Holders that (x) such cost savings or synergies are reasonably identifiable, factually supportable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions, and (y) such actions have been taken or are to be taken within eighteen (18) months of the event giving rise thereto; provided, further, that the aggregate amount added back pursuant to this clause (vi) (together with amounts added back pursuant to clause (b) of “Pro Forma Adjustment”) shall not exceed twenty percent (20%) of Consolidated EBITDA (calculated prior to giving effect to such addback),

(vii)

any non-cash charges, write-downs, expenses, losses or items reducing net income for such period, including (x) purchase accounting adjustments and (y) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3 (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Corporation may elect not to add back such non-cash charge in the current period and (B) to the extent the Corporation elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent),

(viii)

(x) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss) and (y) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Corporation or Net Cash Proceeds of an issuance of Equity Interests of the Corporation,

(ix)

any restructuring charge, cost or expense or reserve, integration cost or other business optimization expense or cost, including in connection with the establishment of new facilities, that is deducted (and not added back) in computing net income, including any one-time costs incurred in connection with acquisitions or divestitures and costs related to the closure and/or consolidation of facilities and to exiting lines of business; provided that the aggregate amount added back pursuant to this sub-clause (3)(ix) for cash charges, costs or expenses shall not exceed $2.0 million in any twelve-month period,

(x)	realized foreign exchange losses relating to translation of assets and liabilities denominated in foreign currencies,

(xi)	non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets,

(xii)	[reserved],

(xiii)

the amount of board, management, advisory, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor (or, in the case of board fees, to any director) to the extent permitted hereunder,

(xiv)	with respect to and in connection with the Transactions, fees, costs, charges, or expenses incurred in connection therewith and disclosed to the Holders on the Issue Date,

(xv)

(x) business interruption insurance proceeds and (y) to the extent covered by insurance proceeds, losses in connection with casualty events, in each case to the extent such insurance proceeds are actually received in cash,

(xvi)

cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or net income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA for any previous period and not added back,

(xvii)

other charges, costs and expenses paid in cash during such period to the extent such charges, costs and expenses are reimbursed within the same period of add-back by third-party that is not the Corporation or a Subsidiary of the Corporation,

(xviii)

any costs, payment, loss, settlement, charges and expenses arising from litigation to the extent such are (A) covered by liability insurance for which the carrier has not denied coverage, (B) funded with proceeds of an issuance of Equity Interests, or (C) other than amounts covered by clauses (A) and (B), not in excess of $1.0 million in the aggregate in any twelve month period, and

(xix)

any other adjustments or add-backs of the nature reflected in (a) the quality of earnings report delivered to the administrative agent under the Senior Credit Agreement on September 18, 2018 and (b) the financial model prepared by the Sponsor and delivered to the administrative agent under the Senior Credit Agreement on September 18, 2018, in each case, determined on a consolidated basis in accordance with GAAP, and

(4) increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment.

For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters or twelve (12) consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and after the Issue Date) the Corporation or any of its Subsidiaries shall have acquired any Person, property, business or asset (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), (a) the Consolidated EBITDA of such Acquired Entity or Business for such Reference Period shall be included and (b) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) shall be included. For purposes of calculating Consolidated EBITDA for any Reference Period, the Consolidated EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Corporation or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) shall be excluded, based on the actual Consolidated EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Notwithstanding the foregoing, but subject to any adjustment set forth above with respect to any transactions occurring after the Issue Date, Consolidated EBITDA shall be ($2,661,000), $5,180,000, ($1,617,000), and ($2,104,000) for the fiscal quarters ended June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017, respectively.

“Deposit Account” shall mean any deposit account (as that term is defined in the Code).

“Environmental Action” shall mean any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of the Corporation, any Subsidiary of the Corporation, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by the Corporation, any Subsidiary of the Corporation, or any of their predecessors in interest.

“Environmental Law” shall mean any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on the Corporation or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” shall mean all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interest” shall mean, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated, whether voting or non-voting) of equity of such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), Preferred Stock, any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act) or, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Hazardous Materials” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” shall mean a “swap agreement” as that term is defined in Section 101(53B)(A) of title 11 of the United States Code, as in effect from time to time.

“Interest Expense” shall mean, for any period, the aggregate of the interest expense of the Corporation for such period, determined on a consolidated basis in accordance with GAAP.

“Material Adverse Effect” shall mean (a) a material adverse effect in the business, operations, assets, liabilities or financial condition of the Corporation and its Subsidiaries, taken as a whole, or (b) a material impairment of the Corporation and its Subsidiaries’ ability to perform their payment or other material obligations under this Certificate of Designations or the Series A Preferred Stock (other than, in the case of this clause (b), as a result of an action taken or not taken that is solely in the control of the Holders).

“Net Cash Proceeds” shall mean:

(1) with respect to any sale or disposition by the Corporation or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of the Corporation or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Senior Credit Agreement or the other

Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by the Corporation or such Subsidiary in connection with such sale or disposition, (iii) Taxes paid or payable to any taxing authorities by the Corporation or such Subsidiary and any Tax Distributions made in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable, directly or indirectly, to a taxing authority, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of the administrative agent under the Senior Credit Agreement and (y) paid to such agent as a prepayment of the applicable obligations in accordance with Section 2.4(e) of the Senior Credit Agreement at such time when such amounts are no longer required to be set aside as such a reserve.

“Post-Acquisition Period” shall mean, with respect to any acquisition that is a Permitted Investment, the period beginning on the date such Permitted Investment is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Investment is consummated.

“Pro Forma Adjustment” shall mean, for any Reference Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Corporation and its Subsidiaries, (a) the pro forma increase or decrease in such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X, as interpreted by the SEC and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business with the operations of the Corporation and its Subsidiaries, in each case being given pro forma effect, that (i) have been realized or (ii) will be implemented following such transaction are reasonably identifiable, factually supportable and quantifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and expected to be realized within the succeeding eighteen (18) months and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business and the consolidated financial statements of the Corporation and its Subsidiaries, assuming such Permitted Investment or conversion, and all other Permitted Investments or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that the aggregate amount added back pursuant to this clause (b) (together with amounts added back pursuant to clause (vi) of “EBITDA”) shall not exceed twenty percent (20%) of EBITDA (calculated prior to giving effect to such addback); provided, further, that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Reference Period, or such additional costs, as applicable, will be incurred during the entirety of such Reference Period.

“Real Property” shall mean any estates or interests in real property now owned or hereafter acquired by the Corporation or one of its Subsidiaries and the improvements thereto.

“Remedial Action” shall mean all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled or owned 50% or more by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including any U.S. comprehensive country sanctions program.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by the OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any relevant applicable Sanctions authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized, or resident in a Sanctioned Country, or (d) any Person directly or indirectly controlled or owned 50% or more (individually or in the aggregate) by any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” shall mean individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Holder, the Corporation or any of its Subsidiaries or Affiliates.

“Transaction Expenses” means any fees, expenses and other transaction costs incurred or paid by the Sponsor, Holdings, the Corporation or any of their respective Subsidiaries in connection with the Transactions (including fees and expenses reflected in the funds flow and/or sources and uses provided to the Arrangers and expenses in connection with hedging transactions), the Senior Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that AHYDO payments and the effects of any reductions in scheduled amortization or other scheduled payments as a result of any prior prepayment of the applicable Indebtedness shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law, provided, in each case, that in no event shall any such shares (i) be issued to any Direct Sponsor Affiliate and/or (ii) have any material impact on the Corporation, any Parent Entity or any Subsidiary) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

(c) References in this Certificate of Designations to section references and capitalized terms that are defined in the Senior Credit Agreement shall have the meaning assigned to such terms in the Senior Credit Agreement (as in effect on the Issue Date and without giving effect to any amendment, modification, supplementation or termination of the Senior Credit Agreement after such date), except that if any such definition in the Senior Credit Agreement includes a term defined herein, the definition assigned to such term herein shall be used when interpreting the relevant definitions of the Senior Credit Agreement.

SECTION 19 Headings. The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

SECTION 20 Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

SECTION 21 Reserved.

SECTION 22 Currency. All Series A Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

SECTION 23 Legends. All certificates representing shares of Series A Preferred Stock shall bear the following legend unless and until the Holder thereof provides the Corporation with evidence satisfactory to the Corporation (which may include an opinion of counsel in a form reasonably satisfactory to the Corporation) that such legend may be removed consistent with, in the case of the first paragraph of such legend, applicable law, or, in the case of the second paragraph of such legend, the provisions of the Investment Agreement:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE BLUE SKY LAW OR UNLESS SUCH SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION THEREUNDER.

ADDITIONALLY, SUCH SECURITIES MAY ALSO BE SUBJECT TO TRANSFER RESTRICTIONS PURSUANT TO THE INVESTMENT AGREEMENT AND THE VOTING AGREEMENT, EACH DATED NOVEMBER 2, 2018, AS MAY BE AMENDED FROM TIME TO TIME, RELATING TO SUCH SECURITIES.

SECTION 24 Rule 144A(d)(4) Information. As long as any shares of Series A Preferred Stock remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3), the Corporation will furnish to the Holders and to prospective Holders of the Series A Preferred Stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 25 Replacement Certificates. The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of a customary affidavit of loss with respect to such certificates.

SECTION 26 Maintaining Records; Transfer Agent.

(a) The Corporation shall act as the initial Transfer Agent and may appoint a successor Transfer Agent approved by the Holder Majority who accepts such appointment. If the Corporation is not acting as the Transfer Agent, the Corporation may remove the Transfer Agent in accordance with the agreement between the Corporation and such Transfer Agent; provided that the Corporation shall appoint a successor Transfer Agent approved by the Holder Majority and who accepts such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

(b) The Corporation shall cause a stock ledger for the Series A Preferred Stock to be maintained at all times in accordance with this Certificate of Designations and the Delaware General Corporation Law.

SECTION 27 Waiver; Ultra Vires Actions.

(a) To the greatest extent permissible under law, (i) any provision of this Certificate of Designations may only be waived, consented to, enforced or otherwise amended or changed by the Holder Majority on behalf of all Holders and (ii) the failure of the Holder Majority to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that the Holder Majority, on behalf of all Holders, of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations on any other occasion. Any waiver by any Holder Majority must be in writing.

(b) Any of the actions or omissions (other than ministerial or immaterial actions or omissions) prohibited by this Certificate of Designations (including without limitation Sections 7, 8, 9, 10, 11 and 12(a)) (if taken without the prior consent of the Holder Majority) shall be ultra vires, null and void ab initio and of no force or effect; provided that this Section 27(b) (i) shall not prohibit the Corporation from engaging in transactions which would result in an optional or mandatory redemption as specifically permitted hereunder, provided that such redemption is actually consummated, and (ii) shall have no effect on whether a Redemption Failure or Event of Noncompliance has occurred or is continuing for purposes of this Certificate of Designations.

SECTION 28 Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 29 Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designations shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay Dividends, redemption payments or to make other payments, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

SECTION 30 Remedies. Subject in all respects to Section 27, the Corporation and each Holder acknowledge and agree that irreparable damage would occur in the event that any provision of this Certificate of Designations is not performed by the Corporation in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that each Holders shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. The Corporation and each Holder further acknowledge and agree that none of them shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 30 and each of them irrevocably waives any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Corporation and each Holder further acknowledge and agree that the only permitted objection the Corporation may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Certificate of Designations.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 1st day of November, 2018.

PRIDE MIDCO, INC.

By:	/s/ Robert Coughlin
Name:	Robert Coughlin
Title:	Chief Executive Officer

[Signature Page to the Redeembale Preferred Certificate of Designations]